EXHIBIT 99.1

CONTACT:	Michael H. McLamb	Brad Cohen 203/222-9013
	Chief Financial Officer	Tom Ryan 203/222-9013
	MarineMax, Inc.	Integrated Corporate Relations, Inc.
727/531-1700

MARINEMAX REPORTS THIRD QUARTER RESULTS
- Same-store sales increased 11% -
- Net income increased 23% -
- Earnings per share guidance for Fiscal 2004 raised to a range of $1.58 to $1.60 -

     CLEARWATER, FL, July 22, 2004 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for the third quarter of fiscal 2004.

     For the quarter ended June 30, 2004, revenue increased 17.4% to $219.7 million compared to $187.2 million for the comparable quarter last year. Same-store sales grew 11% compared to an 8% increase in the year ago quarter. The increase in same-store sales was due to a stronger economic climate and the expansion of brands added over the past 12 months. Net income increased 23.1% to $10.4 million, or $0.61 per diluted share, from net income of $8.5 million, or $0.54 per diluted share in the comparable quarter last year.

     For the nine-month period ended June 30, 2004, revenue increased 30.3% to $578.7 million compared to $444.2 million for the comparable period in fiscal 2003. Same-store sales increased 25% compared to a 2% gain in the year ago period. Net income increased 51.6% to $18.3 million, or $1.10 per diluted share, from net income of $12.1 million, or $0.77 per diluted share, in the nine months ended June 30, 2003.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “I am very pleased with our third quarter and year-to-date results. We believe our results are better than that of the industry overall, thanks to the strong performance of our Team who focused on the lifestyle of boating. We entered the spring boating season with a healthy inventory position, as we believed that the industry was rebounding. The industry did strengthen during the season and by being positioned to capitalize on the opportunity, we were able to expand our market share once again. Sales growth was strong across all geographic regions and product segments. Recent acquisitions are performing at or above expectations as well.”

- more -

     Mr. McGill concluded, “While we are pleased with our year-to-date performance, we recognize that we are up against 18% same-store sales comparisons in the September quarter. Additionally, the current unrest in the world and the forthcoming election creates an uncertain environment for most consumer businesses. Nevertheless, we remain confident that our industry-leading, customer centric, full-service approach to “delivering the boating dream” will enable us to continue to gain market share and deliver long-term stockholder value.”

     Based on current business conditions, retail trends and other factors, MarineMax is raising its previously announced fiscal 2004 guidance from a range of $1.48 to $1.53 to a range of $1.58 to $1.60 per diluted share.

About MarineMax

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 67 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term growth and increase stockholder value; and our earnings guidance for fiscal 2004. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$219,729	$187,173	$578,706	$444,211
Cost of sales	164,691	143,469	443,413	342,611

Gross profit	55,038	43,704	135,293	101,600
Selling, general, and administrative expenses	36,602	29,278	100,886	80,451

Income from operations	18,436	14,426	34,407	21,149
Interest expense	1,706	683	4,865	1,531

Income before income taxes	16,730	13,743	29,542	19,618
Income tax provision	6,324	5,291	11,257	7,553

Net income	$10,406	$8,452	$18,285	$12,065

Basic net income per common share:	$0.66	$0.55	$1.18	$0.79

Diluted net income per common share:	$0.61	$0.54	$1.10	$0.77

Weighted average number of common shares used in computing net income per common share:
Basic	15,658,896	15,344,068	15,540,765	15,321,827

Diluted	16,937,505	15,656,203	16,648,441	15,578,372

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	June 30,	June 30,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,383	$16,034
Accounts receivable, net	26,549	26,329
Inventories, net	257,007	170,868
Prepaids and other current assets	5,849	4,698
Deferred tax assets	1,912	251

Total current assets	306,700	218,180
Property and equipment, net	84,666	70,851
Goodwill and other intangible assets, net	55,859	52,225
Other long-term assets	818	1,113

Total assets	$448,043	$342,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,911	$15,997
Customer deposits	16,213	6,848
Accrued expenses	18,015	15,048
Short-term borrowings	154,500	118,000
Current maturities of long-term debt	2,425	2,347

Total current liabilities	234,064	158,240
Deferred tax liabilities	7,907	5,528
Long-term debt, net of current maturities	18,164	20,820

Total liabilities	260,135	184,588
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2004 and 2003	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,732,741 and 15,352,066 shares issued and outstanding at June 30, 2004 and 2003, respectively	16	15
Additional paid-in capital	68,807	64,577
Retained earnings	119,085	93,189
Total stockholders’ equity	187,908	157,781

Total liabilities and stockholders’ equity	$448,403	$342,369

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